Exhibit 99.1

Ideal Power Announces Leadership Changes and Business Update

Management to Host Conference Call Today at 4:30 p.m. ET

AUSTIN, TX – April 14, 2020 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we” and “our”), pioneering the development and commercialization of highly efficient and broadly patented B-TRAN™ bi-directional power switches, today is providing a corporate update on recent business initiatives, including the appointment of Dan Brdar as President and Chief Executive Officer.

Dr. Lon Bell, Chairman of Ideal Power, has retired from his position as President and Chief Executive Officer effective immediately. Dr. Bell will remain as Chairman of Ideal Power during a transition period through the remainder of his current term.

As part of a comprehensive corporate succession planning process led by Ted Lesster, the Chairman of Ideal Power’s Nominating and Corporate Governance Committee, the Board of Directors conducted a retained search to identify a new Chief Executive Officer. That process concluded with the appointment of Dan Brdar, formerly Ideal Power’s B-TRAN Chief Commercial Officer, as the Company’s new President and Chief Executive Officer. Mr. Brdar will continue to serve as a member of the Board of Directors.

Management Commentary

“Dan Brdar has been instrumental in our development efforts, pre-commercialization strategy, pursuit of government-sponsored R&D support and in our supply chain development and management. As a result, Dan is uniquely qualified to lead B-TRAN to the next stage of commercialization as our Chief Executive Officer. I would like to congratulate him in his new role,” said Dr. Lon Bell, Chairman of Ideal Power.

“I would like to thank Lon for his contributions as Chief Executive Officer, and for his continued contributions as our Chairman,” added Dan Brdar, President and Chief Executive Officer of Ideal Power.

“On the development front, we have completed the fabrication qualification process with Teledyne, our new domestic semiconductor fabrication partner, and we are releasing our next-generation parts to our semiconductor partners for fabrication. In addition, we were recently notified of our selection for our first award of a government-funded technology demonstration project, where B-TRAN™ will act as an enabling technology in an exciting application. We will provide further details on this front as they become available,” concluded Mr. Brdar.

“On the financial front and in response to the programs made available to date by the Federal government, we submitted applications for both the Economic Injury Disaster loan as well as a Payroll Protection Program loan,” added Tim Burns, Chief Financial Officer of Ideal Power.

Conference Call Details

Ideal Power Chairman Dr. Lon Bell, CEO and President Dan Brdar and CFO Tim Burns will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Tuesday, April 14, 2020
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll-free dial-in number:	1-800-239-9838
International dial-in number:	1-323-794-2551
Conference ID:	9392321

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=139175 and via the investor relations section of the Company’s website at www.IdealPower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through May 14, 2020.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	9392321

About Ideal Power Inc.
Ideal Power (Nasdaq: IPWR) is pioneering the development of its broadly patented bi-directional power switches, creating highly efficient and ecofriendly energy control solutions for industrial, alternative energy, military and automotive applications. The company is focused on its patented Bi-directional, Bi-polar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bi-directional AC switch able to deliver substantial performance improvements over today's conventional power semiconductors. Ideal Power believes B-TRAN™ modules will reduce conduction and switching losses, complexity of thermal management and operating cost in medium voltage AC power switching and control circuitry. For more information, visit www.IdealPower.com.

Safe Harbor Statement
All statements in this release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN™ technology, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents and our inability to predict with precision or certainty the pace of development and commercialization of our B-TRAN™ technology, our ability to secure additional financing and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Investor Relations Contact:
MZ North America
Chris Tyson
949-491-8235
IPWR@mzgroup.us
www.mzgroup.us